EXHIBIT 10.2

                                LINKING LICENSE AGREEMENT

This License Agreement is effective (“Effective Date”) the date accepted and executed by First American Real Estate Solutions,
L.P., a Delaware limited partnership (“FARES”), and US
Search.com Inc., a Delaware corporation (“Customer”).

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings with such meanings to be equally applicable to both the singular and plural forms of the terms defined:

“Agreement” means this License Agreement, all exhibits attached hereto, any terms and conditions included within a Service, and any agreements, schedules or exhibits supplementing or amending this agreement. If there is a conflict between this License Agreement and the terms and conditions included within a Service, this License Agreement shall control and prevail.

“Computer Virus”“ is an undocumented and unauthorized program designed to cause a loss of, or damage to, data files; or to gain access to, and/or interfere with, the operations of, other programs or computer resources, or any other results not intended by the user of the computer system on which the virus program resides.

“Confidential Information” means any confidential or proprietary information, source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, disclosed by one party to the other party, whether in oral, written, graphic or electronic form, and whose confidential or proprietary nature is identified at the time of such disclosure or by the nature of the circumstances surrounding disclosure should reasonably be understood to be confidential.

“Development Schedule” means the schedule for developing, integrating and launching the Interface and Valuation Service as set forth in Exhibit B (Development Schedule).

“End User” means an individual or entity determined by Customer to have a non-commercial permissible purpose to use Customer’s products.

“Fees” means the amount payable by Customer for access to and use of the Service as described in Exhibit A, Part D (Fees).

“Hub” means the server or servers operated by or for Customer to provide Internet-based services to End Users.

“Images” means the real property documents as specified in Exhibit A, Part A, (FARES Services) and as available to and updated by FARES in the regular course of its business.

“Information” means certain FARES’ real property information and other content in any medium obtained from public records and other sources and provided by FARES in Reports or otherwise via the Valuation Service, including without limitation any text, video, animation, graphics, data, sound or photographs as specified in Exhibit A, Part A (FARES Services), and as available to and updated by FARES in the regular course of its business. Exhibit A, Part A (FARES Services), and as available to and updated by FARES in the regular course of its business.

“Interface” means the order management system to be developed by Customer for End Users with Internet-based access to the Hub to access the Valuation Service, to order and receive Reports and data and to perform any required translation of such Reports and data into data representations suitable for delivery to End Users.

“Permitted Applications” means the allowed use of the Services described in Exhibit A, Part B (Permitted Applications).

“Proprietary Information” means the Service and all other data, manuals, documentation, software programs, algorithms, and other information that may be disclosed or provided to Customer in the course of providing the Service, and all intellectual property rights thereon.

“Service” means the Software Applications, Valuation Models, any applicable user manuals and any other Services provided by FARES to Customer as specified in Exhibit A, Part A (FARES Services). The Service includes any corrections, bug fixes, enhancements, updates or other modifications, including reasonable Service replacements.

“Service Levels” means the service levels for the Hub described in Exhibit D (Customer Service).

“Software Applications” means the computer program, services, functions, in object code only, as specified in Exhibit A, Part A (FARES Services) offered by FARES to access the Information, Valuation Models or Images and to automatically generate information for specific real properties based on user-defined variables and proprietary FARES computer programs.

“Specifications” means the functional description of the Interface set forth in Exhibit C (Specifications).

“Sublicensee” means an individual or company that Customer permits to redistribute a Service, in whole or in part, alone or in combination with other products or services Customer may offer.

“Valuation Service”“ means the real property valuation information for a specific residential property generated by the automated valuation models as specified in Exhibit A, Part A (FARES Services) and outputted in FARES’ standard data formats.

2. LICENSE

2.1 Grant. Subject to the terms and conditions of this Agreement (including Customer’s obligation to pay for Service access), FARES grants to Customer a non-exclusive, non-transferable license to the Service, under FARES’ intellectual property rights in the Service, to use and resell to End Users each Service solely for the Permitted Applications for each such Service.

2.2 Restrictions on Use. Unless expressly authorized otherwise in the Permitted Applications, Customer agrees to, represents, and warrants to FARES, both during and after the term of this Agreement, the following provisions,

(a) The Service is for the sole use within Customer’s own organization and by Customer’s own employees or agents and End Users. The Service may not be shared with affiliates or any third party, including joint marketing arrangements although linking arrangements are permitted providing End Users ultimate access to the Service directly through the Customer’s website. The Service may not be used outside the United States without the prior written consent of FARES

(b) Customer agrees both during and after the term of this Agreement that Customer shall not (i) disclose, use, disseminate, reproduce or publish any portion of the Service in any manner other than as stated in this Agreement, (ii) permit any parent, subsidiaries, affiliated entities or other third parties to use the Service or any portion thereof (iii) process or permit to be processed the Service or any portion thereof, except in accordance with the provisions of this Agreement, with other data or software from any other source, (iv) allow access to the Service through any terminals located outside of Customer’s operations, or (v) use the Service to create, enhance or structure any database in any form for resale or distribution. Customer shall be solely responsible for obtaining any and all necessary licenses, certificates, permits, approvals or other authorizations required by federal, state or local statute, law or regulation applicable to Customer’s use of the Service. FARES makes no representations or warranties about the legality or propriety of the use of the Service in any jurisdiction, state or region.

(c) Customer will (i) not use for solicitation the name, mailing address or telephone number of a consumer that is designated within the Service as requesting protection from solicitation, (ii) abide by all prevailing federal, state, and local laws and regulations governing fair information practices and consumers’ rights to privacy, and (iii) obligate consumers to abide by the provisions of the End User License Agreement attached as Exhibit A-1;

(d) Customer will not use the Service (i) as a factor in establishing an individual’s eligibility for credit or insurance, (ii) in connection with underwriting individual insurance, (iii) in evaluating an individual for employment purposes, (iv) in connection with a determination of an individual’s eligibility for a license or other benefit granted by a governmental authority, (v) in connection with any permissible purpose as defined by the Fair Credit Reporting Act (15 U.S.C. Sections 1681 et seq.), or (vi) in any other manner that would cause such use of the Information to be construed as a consumer report by any authority having jurisdiction over any of the parties;

(e) Customer will not use the Service for any purpose that (i) infringes any third party’s copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy, (ii) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing unfair competition, anti-discrimination or false advertising), or (iii) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing;

(f) To the extent Licensee is authorized under this Agreement to publish or otherwise permit access to the Service on a World Wide Web site or otherwise via the Internet, Customer will adopt, publish, and comply with privacy policies that comply with either the guidelines established by TRUSTe.org as more fully set forth at http://www.truste.org, the Better Business Bureau, or such other organization as the parties mutually agree to select;

3. DEVELOPMENT AND IMPLEMENTATION

The Interface will enable End Users to order Reports online from FARES for electronic delivery via the Hub. End Users will use the Interface (via a web browser or other means) to access the Valuation Service and order Reports. The Report request will be forwarded electronically by the Hub to the applicable FARES data server, which will generate the request for a Report and transmit such Report back to the Hub in XML format or to the End User in an appropriate electronic delivery format (such as HTML pages).

3.1 Changes. Any changes in the Development Schedule or Specifications must be requested in writing by the party seeking the change. If the requested change is acceptable to both parties, Customer will determine whether implementing the suggested change would result in delay and will advise FARES of the effect of the suggested change. If both parties accept the change and its effects on scheduling and costs, the applicable Exhibits will be modified to reflect the change and its effects.

3.2 Engineering. Customer will use commercially reasonable efforts to develop the Interface and FARES will use commercially reasonable efforts to assist Customer in such development, all in accordance with the Specifications and the Development Schedule. FARES will provide technical assistance to Customer via a technical support contact identified by the FARES project coordinator, who will be available via telephone, fax and email in accordance with the schedule designated by FARES. Each party will bear its own costs for the services it provides to develop the Interface and implement the Valuation Service.

3.3 Project Coordinators. FARES and Customer will each assign an overall project coordinator for the project. The project coordinators will communicate at regular, scheduled intervals in person, or by phone, fax or email, to review progress, track schedules, resolve problems and arrange for the exchange of any information or materials required for the performance of this Agreement. The project coordinators will have the authority to act on behalf of the party they represent and to make binding technical decisions regarding development work performed under this Agreement, and will be responsible for arranging appropriate access to facilities, personnel and information as required for the parties’ performance.

3. Launch. The parties will cooperate to facilitate the commercial availability of the Interface and Valuation Service on or before the launch date specified in the Development Schedule

3.6 Customer Support. FARES will provide customer support to Customer in accordance with FARES’ standard customer support policies and procedures.

3.7 Service Levels. Customer will use commercially reasonable efforts to promptly correct any errors, bugs or defects in the Interface that cause it not to operate in accordance with the Specifications promptly following FARES’ or an End User’s notice to Customer thereof, and to operate the Hub and Interface in conformance with the Service Levels.

3.8 Content Standards. Each party hereto shall be responsible for its own technology, the operation of its systems and web site(s). Each agrees to use reasonable efforts to maintain and keep its technology, systems and web sites secure.

4. DELIVERY OF DATA AND FORMAT.

FARES will provide to Customer the Services and updates in accordance with the provisions set forth in Exhibit A, Part C (Delivery). Customer acknowledges that the amount of Information available varies substantially from area-to-area, and that circumstances may exist or arise which may prevent FARES from providing such data or achieving complete representation of all data elements of the Services. The Information shall not be construed as or constitute a representation as to the condition of title to real property. The Information may not include all recorded conveyances, instruments or documents which impart constructive notice with respect to any chain of title described in the Information. Customer further acknowledges that the sale amount data element of any deed transaction data included within the Information is not available in some states and some such sale amount data are estimates of value based on available data and are calculated by FARES. Notwithstanding anything herein to the contrary, FARES may discontinue providing Services for any geographic location which prohibits FARES’ providing of such Services in accordance with this Agreement, or for any geographic location as to which FARES has discontinued the collection of data for its own business.

FARES and Customer shall renegotiate the Fees in good faith according to the prevailing pricing models if FARES materially modifies the content or geographic coverage of the Services provided to Customer.

5. FEES

5.1 Fees. In consideration of the rights granted Customer hereunder, Customer will pay FARES Royalty in accordance with the provisions under Exhibit A, Section D.

5.2 Billing and Payment. At the end of each FARES monthly billing cycle, FARES will invoice Customer for all Fees incurred by Customer during such billing cycle. Customer will pay the invoice in full within thirty (30) days of receipt. If full payment of Royalty is not made, a charge equal to one and one-half percent (1½%) will be added to the balance due, not to exceed the maximum legal limit permitted by law. If Customer becomes thirty (30) or more days past due, Customer’s access or shipment will be automatically disabled until all past due charges are paid, and Customer shall be in default of this Agreement. Customer will continue to be responsible for any monthly minimum charge during any period that access or shipment is suspended. If it becomes necessary for FARES to enforce this Agreement through an attorney, collection agency, or directly through small claims court, Customer shall pay all attorney’s fees, court costs, and other collections costs, including without limitation post-judgment costs for legal services at trial and appellate levels. Delinquency may affect Customer’s credit rating.

5.3 Reporting and Audits.

(a) Report. Within thirty (30) days after the end of each calendar month, Customer will provide FARES’ accounting department a detailed and accurate statement of the calculation of all Royalties earned with respect to such month, together with payment thereof.

(b) Audits. (i) Financial Audits: Customer will maintain current, accurate, and complete books and records relating to its usage of the FARES Services and Information and all payments due FARES hereunder. FARES or its designee (which may be a certified public accountant chosen by FARES) may, at any time while this Agreement is in effect and for a period of six months thereafter (but no more than once in a six-month period), require Customer to provide a certified statement prepared by a certified public accountant, at Customer’s expense, verifying the accuracy of records relating to Customer’s usage of the Information and all payments due FARES. If such certified statement indicates any errors in Customer’s records, FARES, or its designee, may at its expense, on reasonable advance notice to Customer and during reasonable business hours, examine, inspect and audit such books and records and any source documents pertaining thereto for the limited purpose of verifying the accuracy of Customer’s reports and the amounts due hereunder. FARES, or its designee, may, during the course of such examination, review or audit and make such copies and/or extracts of Customer’s books and records relating to Customer’s usage of the Information. FARES shall treat all such information reviewed during an audit as confidential and will not disclose same to any third party (excluding FARES’ designee) without the written consent of Customer. If FARES finds that Customer underpaid the amount of fees due hereunder in an amount greater than ten percent (10%) of the amount actually remitted then Customer agrees to pay the reasonable costs of the audit. Customer agrees within thirty (30) days of discovery of such underpayment to (i) make such underpayment and (ii) pay for the reasonable costs of the audit, if applicable. (ii) Compliance Audits. FARES reserves the right to audit the Customer to ensure Customer’s compliance with the terms and conditions of the contract, after providing Customer with reasonable notice thereof. FARES shall pay for and may choose the appropriate auditor or investigator in its sole discretion. If such auditor determines there has been a material breach in Customer’s compliance with the terms of this Agreement, FARES may immediately terminate the contract, and pursue its other legal remedies. Should Customer not cooperate with FARES’ reasonable request to audit for compliance within thirty (30) days of notice thereof, FARES may immediately terminate the contract and pursue its legal remedies.

5.4 Taxes. Fees are exclusive of sales, use, ad valorem, personal property, and other taxes, which are the responsibility of Customer. FARES shall charge Customer applicable sales tax, it is the Customer’s responsibility to file all other taxes.

If applicable, Customer must provide FARES with a Reseller Identification Certificate in order to be exempt from sales tax charges.

6. TERM; TERMINATION

6.1 Term. The initial term of this Agreement shall be for a period of six (6) months, commencing on the Effective Date.

6.2 Termination. If either party breaches any provision of this Agreement, the non-breaching party shall, upon providing written notice of such breach, be entitled to immediately terminate this Agreement, provided such breach is not cured within thirty (30) days following such notice. If this Agreement is terminated as a result of a breach, the non-breaching party shall, in addition to its right of termination, be entitled to pursue legal remedies against the breaching party. Notwithstanding the foregoing, if Customer is in breach under Section 5 (Fees) of this Agreement, FARES may terminate this Agreement effective ten (10) days after giving Customer written notice of such default, unless Customer shall have remedied the breach within such ten (10) day period.

6.3 Termination for Delay. FARES may terminate this Agreement (by providing written notice) if it rejects Customer’s development efforts for the Interface two (2) or more times pursuant to Subsection 3.4 (Acceptance).

6.4 Termination For Failure to Meet Service Levels. If Customer’s commercially reasonable efforts are not sufficient to prevent failures to meet a specific Service Level for three (3) consecutive days, FARES shall have the option to terminate the Agreement with fifteen (15) days written notice to Customer.

6.5 Effects of Termination. Upon expiration or termination of this Agreement for any reason: (a) all license rights granted herein shall terminate except to the extent stated in this Section, (b) Customer shall immediately pay to FARES all amounts owed as of the date of such termination, and (c) the parties shall wind down the Interface and any promotions related thereto in a professional manner as mutually-determined by the project coordinators. The parties will cooperate to inform End Users regarding the termination of the Interface, provided that neither party shall communicate with any third party without the other party’s express prior written approval of the contents of such communication. In addition to this Section 6.5, Sections 1 (Definitions), 5 (Fees), 11 (Warranties), 13 (Indemnification), 12 (Limitations of Liability), 9 (Proprietary Information and Confidentiality) and 14 (General Provisions) shall survive expiration or termination of this Agreement.

6.6 Payment Upon Expiration or Earlier Termination. Within sixty (60) days of the expiration or termination of this Agreement as set forth above in Subsections 6.1 (Term) and 6.2 (Termination), Customer shall pay FARES in full the Royalty earned up to the termination date.

6.7 Return of Materials. Upon termination of this Agreement by either party, Customer, at its own expense, shall within fifteen (15) days of such termination, at FARES’ option, (i) return all Service materials to FARES at the address set forth below on the signature page of this Agreement or (ii) certify (by a certificate signed by an officer of Customer) that such Service has been destroyed. Customer shall be obligated to continue paying FARES fees ordinarily and reasonably charged by FARES for data of a similar nature and use after the termination of this Agreement, until such time as Customer returns to FARES or destroys such materials.

7. USE AND TRAINING

Customer shall limit use of the Service to its employees who have been appropriately trained. FARES shall provide, at a mutually convenient time, initial training in the use of the Service at no charge at mutually agreed upon locations, including Customer’s premises. FARES will provide Customer with a telephone number for Customer to request assistance in the use of the Service Monday through Friday, 7 a.m. to 5 p.m. Pacific Standard Time, at no charge, as reasonably required and requested by Customer.

8. THIRD PARTY USE

If the Permitted Applications include providing a Service to End Users or Sublicensees, Customer by contract will require all End Users or Sublicensees to agree, represent and warrant: (i) to use such Service only for the Permitted Applications (ii) to any additional restrictions set forth in Exhibit A, (iii) to restrictions comparable to the restrictions set forth in Sections 2 (License) and Section 9 (Proprietary Information) of this Agreement, (iv) to disclaim all representations and warranties by, and all liability of, FARES, and (v) if a Service is provided to End Users, End Users shall not sublicense, lease, resell or otherwise provide or redistribute such Services, or products or services incorporating the Service, in any form to any party, except as expressly permitted in the Permitted Applications. End Users shall abide by the provisions of the End Users’ Agreement per Exhibit A-1. This Section 8 is not intended to authorize the Customer to provide a Service to End Users or Sublicensees unless expressly permitted in the Permitted Applications.

9. PROPRIETARY INFORMATION AND CONFIDENTIALITY

9.1 Ownership and Safekeeping. The Proprietary Information is and shall remain the sole and exclusive property of FARES. Customer shall have only the limited rights with respect to the Proprietary Information expressly granted in this Agreement, and all rights not expressly granted by FARES are reserved. Customer agrees that only FARES shall have the right to alter, maintain, enhance or otherwise modify the Proprietary Information. Customer shall not disassemble, decompile, manipulate or reverse engineer the Proprietary Information and shall take all necessary steps to prevent such disassembly, decomposing, manipulation or reverse engineering of the Proprietary Information. Under no circumstances shall Customer sell, license, publish, display, copy, distribute, or otherwise make available the Proprietary Information in any form or by any means, except as expressly permitted by this Agreement, including without limitation the transfer to a third party or, if not expressly prohibited by this Agreement, as allowed under the fair use provision of the Copyright Act, 17 U.S.C. § 107. Customer will take all reasonable steps, in accordance with the best industry practices, to protect the security of the Proprietary Information and to prevent unauthorized use or disclosure. Customer is responsible for all access to and use of the Proprietary Information by Customer’s employees or agents or by means of Customer’s equipment or Customer’s FARES usernames and passwords, whether or not Customer has knowledge of or authorizes such access or use. It is the sole responsibility of Customer to maintain the confidentiality of all assigned usernames and passwords, and Customer shall be responsible for all charges relating to the use of said usernames and passwords whether or not authorized by Customer.

9.2 Non-Disclosure. Each party agrees that it will not make use of, disseminate, or in any way disclose the other party’s Confidential Information to any person, firm or business, except as authorized by this Agreement and to the extent necessary for performance of this Agreement. Each party agrees that it will disclose Confidential Information only to those of its employees and contractors who need to know such information and who have previously agreed to be bound by the terms and conditions of this Agreement. Each party agrees that it will treat all Confidential Information of the other party with the same degree of care as it accords its own confidential information; each party represents that it exercises reasonable care to protect its own Confidential Information.

9.3 Exceptions. The receiving party’s obligations with respect to any portion of Confidential Information will terminate when the receiving party can demonstrate that: (a) the Confidential Information was in the public domain at the time it was communicated to the receiving party by the disclosing party; (b) it entered the public domain subsequent to the time it was communicated to the receiving party; (c) it was in the receiving party’s possession free of any obligation of confidence at the time it was communicated to the party by the disclosing party; (d) it was rightfully in the receiving party’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the receiving party by the disclosing party; (e) it was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party; or (f) the disclosure was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement. Either party may disclose the existence and terms of the Agreement to actual and prospective investors and their counsel and advisors in connection with any private placement of securities, in connection with a merger, acquisition or sale of all or substantially all of their assets, or in accordance with the provisions of any other contract requiring such disclosure pursuant to a most favored customer or similar provision.

9.4	Return of Confidentiality Materials.

Upon termination of this Agreement by either party, each party, at its own expense, shall within fifteen (15) days of such termination, at the other party’s option, (i) return all Confidential Information to the other party at the address set forth below on the signature page of this Agreement or (ii) certify (by a certificate signed by an officer of that party that such Confidential Information has been destroyed.

10. CONSUMER PRIVACY

Customer acknowledges that the Service, while comprised in part of public record data, describes information that may be deemed to be sensitive information by some consumers. It is the policy of FARES to respect the request of consumers to remove their name, mailing address or telephone number from use in solicitation. Customer’s agreement to comply with this policy is an integral condition to FARES entering into this Agreement. Customer agrees (a) Customer will not utilize in any manner the name, mailing address or telephone number of a consumer that is designated in the Service as requesting protection from solicitation; (b) Customer will abide by all prevailing federal, state, and local guidelines governing fair information practices and consumers’ rights to privacy; and (c) Customer will limit access to consumer information to those individuals who have a “need to know” in connection with Customer’s business and will obligate those individuals to acknowledge consumers’ rights to privacy and adhere to fair information practices.

11. FARES WARRANTIES AND INDEMNIFICATION

11.1 Warranty and Indemnification.

(i) Infringement: FARES warrants to Customer that the Information does not infringe, misappropriate or violate the intellectual property rights of a third party. FARES will indemnify, defend and hold Customer harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorney’s fees) attributable to any allegation of intellectual property infringement arising out of this Agreement (unless such allegation arises from the combination or use of the Information or the Services with any other software, data, or materials not furnished by FARES or is used in violation of any term or condition contained in this Agreement), provided that (i) Customer gives FARES prompt written notice of any such allegation, (ii) FARES maintains full and complete control over the defense of any such allegation, and (iii) Customer cooperates fully with FARES in the defense of any such allegation. If the Information becomes or, in FARES’ opinion, is likely to become the subject of any claim or action that infringes, misappropriates or violates the intellectual property rights of another person, then FARES, at its expense and option, may: (i) procure the right for Customer to continue using the Information, (ii) modify the Information to render it no longer subject to any such claim or action, or (iii) replace the Information or any portion thereof with equally suitable, functionally equivalent, non-infringing data. If none of the foregoing is commercially practicable, FARES may terminate this Agreement and refund a pro-rata amount of the Fees actually paid hereunder. THIS SECTION SETS FORTH THE FULL EXTENT OF FARES’ LIABILITY TO CUSTOMER AND CUSTOMER’S SOLE REMEDIES WITH RESPECT TO ANY THIRD PARTY CLAIMS UNDER THIS AGREEMENT.

(ii) Errors in Delivery Vehicle or Software: FARES will, at its own expense and as its sole obligation and Customer’s exclusive remedy for any breach of this warranty, use commercially reasonable efforts to correct any reproducible correctable error in the Service reported to FARES by Customer in writing or, if FARES determines that it is unable to correct such error, FARES will refund to Customer those Fees paid for such Service for the period commencing on the date FARES first received written notice from Customer of the failure and ending on the date Customer receives written notice from FARES that it deems the failure uncorrectable.

11.2 Limitations Of Valuation Models. The Valuation Models do not constitute an appraisal of the subject property. They should not be relied upon in lieu of an appraisal or underwriting process. The predicted value reports are based upon data collected from public record sources. THE ACCURACY OF THE METHODOLOGY USED TO DEVELOP THE REPORTS, THE EXISTENCE OF THE SUBJECT PROPERTY, AND THE ACCURACY OF THE PREDICTED VALUE, ARE ESTIMATIONS OF VALUE BASED ON AVAILABLE DATA AND ARE NOT GUARANTEED OR WARRANTED. The condition of the subject property and current market conditions can greatly affect the validity of the Valuation Models. Any Valuation Models generated does not include a physical inspection of the subject property or a visual inspection or analysis of current market conditions by a licensed or certified appraiser, which is typically included in an appraisal.

11.3 Disclaimer. EXCEPT AS OTHERWISE STATED IN THIS SECTION, THE SERVICE IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BECAUSE SOME JURISDICTIONS DO NOT PERMIT THE EXCLUSION OF IMPLIED WARRANTIES, THIS DISCLAIMER MAY NOT APPLY. FARES NEITHER ASSURES NOR ASSUMES ANY LIABILITY TO ANY PERSON FOR THE PROPER PERFORMANCE OF SERVICES NECESSARY TO THE CONDUCT OF A REAL ESTATE CLOSING. FARES DOES NOT REPRESENT OR WARRANT THAT THE SERVICE IS COMPLETE OR FREE FROM ERROR, AND DOES NOT ASSUME, AND EXPRESSLY DISCLAIMS, ANY LIABILITY TO ANY PERSON FOR LOSS OR DAMAGE CAUSED BY ERRORS OR OMISSIONS IN THE SERVICE, WHETHER SUCH ERRORS OR OMISSIONS RESULT FROM NEGLIGENCE, ACCIDENT.

12. LIMITATION OF LIABILITY

FARES’ TOTAL LIABILITY AND CUSTOMER’S EXCLUSIVE REMEDY UNDER OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO DIRECT MONEY DAMAGES NOT EXCEEDING THE AMOUNT PAID BY CUSTOMER TO FARES DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT WILL BE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT. THE EXISTENCE OF MULTIPLE CLAIMS WILL NOT ENLARGE THE LIMIT. FARES SHALL HAVE NO LIABILITY UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT FOR ANY LOSS OF PROFIT OR REVENUE OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF FARES IS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY.

13. CUSTOMER INDEMNIFICATION AND LIMITATION OF LIABILITY

Customer agrees to indemnify and hold FARES harmless from and against all claims of third parties arising out of or related to the use of the Service by the Customer, or attributable to Customer’s breach of this Agreement; provided that FARES gives Customer prompt written notice of any such claim. FARES shall control the defense and any settlement of such claim, and Customer shall cooperate with FARES in defending against such claim.

Customer’s liability under this Agreement shall be limited to One Million Dollars ($1,000,000).

14. GENERAL PROVISIONS

14.1 Advertising. Customer will not disclose FARES as a data source to any third party, except as may be authorized in writing by FARES or required by federal, state or local government regulations.

14.2 Proprietary Marks. Neither party will use, or permit their respective employees, agents and subcontractors to use, the trademarks, service marks, copyrighted material, logos, names, or any other proprietary designations of the other party, or the other party’s affiliates, whether registered or unregistered, without such other party’s prior written consent.

14.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supercedes any prior understanding or agreement, oral or written, relating to the Information.

14.4 Severability. If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.5 Waiver; Modifications. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

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No modifications of this Agreement shall be effective unless in writing and signed by both parties.

14.6 Survival. Any provision of this Agreement which contemplates performance subsequent to the expiration or earlier termination of this Agreement, or which expressly states that it shall survive termination of the Agreement, shall so survive such expiration or termination and shall continue in full force and effect until fully satisfied.

14.7 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signature on a copy of this Agreement received by either party by facsimile is binding upon the other party as an original. The parties shall treat a photocopy of such facsimile as a duplicate original. If this Agreement is executed in counterparts, no signatory hereto shall be bound until all parties hereto have duly executed or caused to be dully executed a counterpart of this Agreement. The individuals signing below represent that they are duly authorized to do so by and on behalf of the party for whom they are signing.

14.8 Governing Law and Forum; Attorneys’ Fees. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to agreements executed and to be performed solely within such State. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Central District of California, Orange County Branch and the Superior and Municipal Courts of the State of California, Orange County in any litigation arising out of this Agreement. Each of the parties agrees that it shall not seek a jury trial in any proceeding based upon or arising out of or otherwise related to this Agreement or any of the other documents and instruments contemplated hereby and each of the parties hereto waives any and all right to such jury trial. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. The prevailing party shall be awarded its reasonable attorney’s fees and costs in any lawsuit arising out of or related to this Agreement.

14.9 Relationship of Parties. Neither party is nor shall be a partner, joint ventures, agent or representative of the other party solely by virtue of this Agreement. Neither party has the right, power or authority to enter into any contract or incur any obligation, debt or liability on behalf of the other party.

14.10 Uncontrollable Events. No party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises for reasons beyond the reasonable control of such party. The time for performance of any act delayed by such causes shall be postponed for a period equal to the delay; provided, however, that the party so affected shall give prompt notice to the other party of such delay. The party so affected, however, shall use its reasonable efforts to avoid or remove such causes of nonperformance and to complete performance of the act delayed, whenever such causes are removed.

14.11 Assignment. Customer may not assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of FARES, which shall not be unreasonably withheld. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns. FARES may terminate this Agreement immediately if Customer undergoes a change of ownership or control, which shall be deemed to have occurred upon Customer entering into a binding agreement with respect to such change of ownership or control. For purposes of this Section, “change of ownership or control” shall mean any transaction or series of transactions in which Customer merges with another entity OR in which more than fifty percent (50%) of the voting stock or other voting securities or ownership interests of Customer, or all or substantially all of the assets of Customer, are acquired by another entity (alone or in combination with its affiliates).

14.12 Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by facsimile or by registered or certified mail, postage prepaid, addressed as shown on the signature page of this Agreement, with a copy to FARES’ counsel, First American Real Estate Solutions, 5601 East La Palma Avenue, Anaheim, California 92801, facsimile: (714) 777-2706, attention: Legal Department, or such other address or number as shall be furnished in writing by any such party. Such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

14.13 Miscellaneous. Headings at the beginning of each section and subsection are solely for convenience and are not intended to be a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine, and vice versa. This Agreement shall not be construed as if it had been prepared by either party, but rather as if it were jointly prepared. In the event that any action required by the parties hereto does not occur on a business day, the action shall be taken on the next succeeding business day thereafter. The parties hereto do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and, therefore, there are no third party beneficiaries to this Agreement. The Exhibits to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference.

This License Agreement has been duly executed by the parties as of the Effective Date.

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US SEARCH.com Inc., a Delaware corporation (“CUSTOMER”)		FIRST AMERICAN REAL ESTATE SOLUTIONS, L.P.

By:	/s/ BOB SCHWARTZ	By:	RES LLC, its General Partner

Authorized Signature
		By:	/s/ TIM KENNELLY

Name:	Bob Schwartz		Authorized Signature

	[print or type]	Name:	Tim Kennelly

Title:	President		[print or type]

Date:		Title:	Vice President National Accounts
Date:
Address:	5401 Beethoven Street Los Angeles, CA 90066	Address:	5601 East La Palma Avenue,
Anaheim, California 92807
Facsimile:	(310) 302-6342
		Facsimile:	(714) 693-3857

9

EXHIBIT A to

Linking License Agreement Between

First American Real Estate Solutions, L.P. (“FARES”) and

US Search.com Inc., a Delaware corporation (“Customer”)

A.	FARES SERVICES:

1.	Valuation Models: ValuePoint 4 Values with value range

2.	Information: Subject Property Reports, Comparable Sales Reports

3.	Bundle 1: Property Detail Report and Comparable Sales

4.	Bundle 2: Property Detail and Comparable Sales and ValuePoint4 (value and value range)

B.	PERMITTED APPLICATIONS: Customer may use the above Services solely for the applications specified below.

1. Customer’s use: Customer may use FARES Services for internal business purpose. Customer may resell to its End Users subject to Exhibit A-1 (“Real Property Products Terms of Use”) and may create reports substantially similar to those attached hereto as Exhibit A-2 and A-3 (“Customer Products”). Customer may provide Customer Products to End Users via Customer’s website, www.ussearch.com.

2. End Users Use: End Users may use Customer Products for internal use and End Users shall have no right to resell or redistribute in whole or in part.

3. Additional Restrictions: Customer shall agree to and contractually will bind its End Users to the following: (i) Neither Customer nor End User shall use any element or component of the FARES Services to create, replace, supplement or enhance any title, legal, vesting, ownership or encumbrance report. (ii) Customer warrants that neither Customer nor End User shall use FARES’ Services, coupled with alternative insurance approaches or products without first obtaining written permission from FARES.

C.	DELIVERY: FARES shall deliver Services to Customer via Connect2Data (XML).

D.	FEES:

Customer will pay FARES the greater of: (i) twenty percent (20%) of Net Revenue, as defined below; or ii) the following transaction fees: Property Detail Report @ Eighty Five Cents ($0.85) per report; Property Detail Report and Comparable Sales (“Bundle 1”) @ One Dollar Seventy Cents ($1.70); Property Detail and Comparable Sales and ValuePoint4 (value and value range only, Bundle 2) @ Five Dollars Ten Cents ($5.10). For purposes of this Section “Net Revenue” is defined as gross revenue, including but not limited to equivalent forms of consideration, less fees, charge-backs, returns, refunds, bad debts, set asides, shipping and handling, or any other third party fees that are passed on to Customer. Notwithstanding the aforementioned, the aggregate deductions noted may not exceed fifteen (15%) percent of Gross Revenue received by Customer and attributable to use of the FARES Services, with the exception that Customer shall not be charged for any requests that do not result in a report nor shall FARES participate in any revenue share when no data is returned.

At the end of each month, FARES shall issue Customer a credit equal to Eighty Five Cents ($0.85) per Bundle 2 for a maximum of ten (10%) percent of the monthly sales volumes for Bundle 2. Customer shall provide monthly reporting showing calculations of royalties and Customer’s Product sales.

There will be no Minimum Fees for the first ninety (90) days after the Effective Date of this Agreement. The parties agree to negotiate in good faith to adjust the pricing appropriately based on Customer sales. Until such time as the parties are in mutual agreement as to a revised pricing schedule, the pricing stated above shall remain in full force and effect.

EXHIBIT B to

Linking License Agreement Between

First American Real Estate Solutions, L.P. (“FARES”) and

US Search Corporation, a California corporation(“Customer”)

DEVELOPMENT SCHEDULE

A.	Development Plans.

FARES and Customer agree to make every reasonable effort to cooperate in good faith to complete XML development within thirty (30) business days following the Effective Date.

Because product implementation can affect FARES’ server resources, Customer agrees to provide FARES with three (3) business days’ notice prior to each implementation. “Business Days” are defined as total calendar days after deduction of Saturdays, Sundays and national holidays.

EXHIBIT C to

Linking License Agreement Between

First American Real Estate Solutions, L.P. (“FARES”) and

US Search Corporation a California corporation (“Customer”)

SPECIFICATIONS

See Technical Guide attached hereto

EXHIBIT D TO

Linking License Agreement Between

First American Real Estate Solutions, L.P. (“FARES”) and

US Search Corporation a California (“Customer”)

CUSTOMER SERVICE

Customer plans to maintain 24-hour-per-day, 7-day-per-week availability.

Customer plans to directly provide support to End Users experiencing problems with Customer’s web site during Customer’s normal business hours. Customer shall not refer its End Users to FARES for customer support.

Customer shall provide internal XML application support to its employees during the hours of 6:00 a.m. (PST) and 5:00 p.m. (PST) Monday through Friday.